Exhibit 16
Letter from Graf Repetti & Co., Item 304(a)



Graf Repetti & Co.


June 27, 2002

Securities & Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Re: Anything2Ship, Inc.

Gentlemen:

Pursuant to the request of the above referenced Company, we affirm that:

     (1) We have read the Company's response to Item 4 of Form 8-
K dated June 27, 2002; and

     (2) We agree with the response.


Very Truly Yours,

/s/ Graf Repetti & Co.